A special meeting of the fund's shareholders was held on November 15, 2006. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	528,401,621.79	99.512
Withheld	2,591,086.78	00.488
TOTAL	530,992,708.57	100.000
Albert R. Gamper, Jr.
Affirmative	528,454,648.93	99.522
Withheld	2,538,059.64	00.478
TOTAL	530,992,708.57	100.000
Robert M. Gates
Affirmative	528,364,694.47	99.505
Withheld	2,628,014.10	00.495
TOTAL	530,992,708.57	100.000
George H. Heilmeier
Affirmative	528,324,780.29	99.498
Withheld	2,667,928.28	00.502
TOTAL	530,992,708.57	100.000
Edward C. Johnson 3d
Affirmative	528,146,463.55	99.464
Withheld	2,846,245.02	00.536
TOTAL	530,992,708.57	100.000
Stephen P. Jonas
Affirmative	502,196,059.10	94.577
Withheld	28,796,649.47	5.423
TOTAL	530,992,708.57	100.000
James H. KeyesB
Affirmative	528,403,580.98	99.512
Withheld	2,589,127.59	00.488
TOTAL	530,992,708.57	100.000
Marie L. Knowles
Affirmative	528,266,144.70	99.487
Withheld	2,726,563.87	00.513
TOTAL	530,992,708.57	100.000
Ned C. Lautenbach
Affirmative	528,252,479.11	99.484
Withheld	2,740,229.46	00.516
TOTAL	530,992,708.57	100.000
William O. McCoy
Affirmative	502,108,909.35	94.560
Withheld	28,883,799.22	5.440
TOTAL	530,992,708.57	100.000
Robert L. Reynolds
Affirmative	502,094,335.20	94.558
Withheld	28,898,373.37	5.442
TOTAL	530,992,708.57	100.000
Cornelia M. Small
Affirmative	528,468,027.80	99.525
Withheld	2,524,680.77	00.475
TOTAL	530,992,708.57	100.000
William S. Stavropoulos
Affirmative	502,223,965.70	94.582
Withheld	28,768,742.87	5.418
TOTAL	530,992,708.57	100.000
Kenneth L. Wolfe
Affirmative	528,440,841.23	94.519
Withheld	2,551,867.34	00.481
TOTAL	530,992,708.57	100.000
A Denotes trust-wide proposal and voting results. B Effective on or about January 1, 2007.